Exhibit 4.5

THIS WARRANT AND THE SECURITIES PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

MERIDIAN WASTE SOLUTIONS, INC.

WARRANT

dated as of August 6, 2015

THIS CERTIFIES THAT, for value received, Praesidian Capital Opportunity Fund III-A, LP or its successors or assigns (such Person and such successors and assigns each being the “Warrant Holder” with respect to the Warrant held by it), at any time and from time to time on any Business Day on or prior to 5:00 p.m. (New York City time), on the Expiration Date (as herein defined), is entitled (a) to subscribe for the purchase from Meridian Waste Solutions, Inc. a New York corporation (the “Company”) (f.k.a., Brooklyn Cheesecake & Desserts Company, Inc.), the Warrant Shares (as defined below) at a price equal to the Exercise Price (as herein defined), and (b) to the other rights set forth herein; provided that the amount of Warrant Shares issuable upon any exercise of this Warrant and the Exercise Price shall be adjusted and readjusted from time to time in accordance with Section 5.  By accepting delivery hereof, the Warrant Holder agrees to be bound by the provisions hereof.

IN FURTHERANCE THEREOF, the Company irrevocably undertakes and agrees for the benefit of Warrant Holder as follows:

Section 1. Definitions and Construction.

(a) Certain Definitions.  As used herein (the following definitions being applicable in both singular and plural forms):

“Additional Shares” shall mean all Shares issued (or deemed to be issued pursuant to Section 5(g)(iii)) by the Company other than: (a) Shares issued in an Excluded Issuance, and (b) securities issued or issuable pursuant to Sections 5(b), 5(c), 5(d), 5(e) or 5(f).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Aggregate Call Amount” has the meaning set forth in Section 9(j).

“Aggregate Put Amount” has the meaning set forth in Section 9(b).

“Alternative Put Option” has the meaning set forth in Section 9(e).

“Appraised Value” means, at any time, the fair market value thereof determined in good faith by the Board of Directors of the Company (the “Board”) as of a date which is within ten (10) days of the date as of which the determination is to be made, subject to the rights of the Requisite Holder as set forth below.  For all purposes hereof, the calculation of Appraised Value shall assume the Company is sold in an arm’s length transaction between a willing seller and a willing buyer as a going concern, and the proceeds of such sale are distributed to the holders of Shares (assuming exercise of the Warrants), without deduction for (a) minority Share status, or (b) control premium.  If the Warrant Holder shall, for any reason whatsoever, disagree with the Board’s determination of the Appraised Value of the Company or a Share then such Warrant Holder may, provide the Company with written notice of their election to dispute such determination.  The Company shall within ten (10) days after receipt of such notice, engage an Appraiser agreed by the Company and the Warrant Holder  and retained pursuant to an engagement letter between the Company and the Appraiser with respect to such valuation in form and substance reasonably acceptable to Warrant Holder, to make an independent determination of the Appraised Value.  Such determination shall be made strictly in accordance with the terms of this Warrant, including this definition “Appraised Value.”  The costs of engagement the Appraiser shall be paid one-half by the Company and one-half by the Warrant Holder.

“Appraiser” means a nationally recognized appraisal firm.

“Asset Transfer” shall mean a sale, license, lease or other disposition (whether, in each case, in a single transaction or in a series of related transactions) of all or substantially all of the assets of the Company or any of its Subsidiaries.

 “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Bylaws” mean those certain Amended and Restated By-Laws of William Greenburg Jr. Desserts and Cafes, Inc.

“Call Closing Date” has the meaning set forth in Section 9(j).

“Call Notice” has the meaning set forth in Section 9(j).

“Call Option” has the meaning set forth in Section 9(j).

“Call Securities” has the meaning set forth in Section 9(j).

“Certificate of Incorporation” means that certain Restated Certificate of Incorporation of Brooklyn Cheesecake & Desserts Company, Inc., filed with the New York Department of State on November 12, 1993, as amended and including all Certificates of Designation related to Preferred Stock.

“Closing Date” means the date of this Warrant.

“Closing Price” means, for any trading day, (a) the last reported sale price on such day on the principal national securities exchange on which the Shares are listed or admitted to trading or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal, or (b) if such Shares are not listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market; provided that if clause (a) or (b) applies and no price is reported in The Wall Street Journal for any trading day, then the price reported in The Wall Street Journal for the most recent prior trading day shall be deemed to be the price reported for such trading day.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any other Federal agency administering the Securities Act at the time.

“Common Stock” means common stock of the Company, par value $0.025 per share.

“Company” has the meaning set forth in the introductory paragraph to this Warrant.

“Convertible Securities” means any evidences of indebtedness, Shares or other securities or investments convertible into or exchangeable for Shares.

 “DWAC” has the meaning as set forth in Section 2(b).

“Effective Price” has the meaning set forth in Section 5(g)(ii).

           “Exchange Act” means the Securities Exchange Act of 1934, or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.  Reference to a particular section of the Exchange Act shall include a reference to the comparable section, if any, of any such successor Federal statute.

“Excluded Issuances” mean (i) the Company’s issuance of Common Stock to un-Affiliated third parties in full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, provided such issuances have been approved by the Board, (ii) the Company’s issuance of securities to un-Affiliated third parties in connection with strategic license agreements and other partnering arrangements, provided such issuances have been approved by the Board, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, officers, directors, consultants, attorneys and/or other professionals or advisors as approved by the Board, including pursuant to employee stock option plans, (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, and (v) issuance of Common Stock as a result of the exercise of this Warrant.  Notwithstanding the foregoing, any shares of Common Stock issued pursuant to conversion of Series B Preferred Stock shall not be deemed Excluded Issuances.

“Exercise Amount” means for the amount of Warrant Shares as to which this Warrant is being exercised the product of (a) the amount of such Warrant Shares (expressed as a percentage of the total Warrant Shares exercisable under this Warrant) times (b) the Exercise Price.

“Exercise Price” means $ 0.025 per Warrant Share as any be adjusted pursuant to this Warrant.

“Expiration Date” means August 6, 2023.

“Fair Market Value” means the fair market value of a Share, without giving effect to any discounts for a lack of control, illiquidity, lack of marketability or minority status, as determined jointly by the Company and the Warrant Holder in good faith.  In the event the Company and the Warrant Holder are unable to agree on a Fair Market Value, then the Appraiser shall make a determination.

“Indemnified Party” has the meaning set forth in Section 6(g).

“Indemnifying Party” has the meaning set forth in Section 6(g).

“Initial Holder(s)” means Praesidian Capital Opportunity Fund III-A, LP.

“Initiating Holders” has the meaning set forth in Section 6(a).

“Market Price” on any day means (a) the unweighted average of the daily Closing Prices per Share for the twenty (20) consecutive trading days prior to such date or (b) if clauses (a) and (b) of the definition of “Closing Price” are inapplicable, then the Appraised Value as of such day shall apply.

“Net Exercise” has the meaning as set forth in Section 5(h).

“Note Agreement” shall mean that certain Note and Warrant Purchase and Security Agreement, dated as of the same date as the Warrant, by and among the Company, Praesidian Capital Opportunity Fund III, LP, Praesidian Capital Opportunity Fund III-A, LP, and certain other parties thereto.

“Notice of Exercise” has the meaning set forth in Section 2(a).

“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire Shares or Convertible Securities.

“Participating Holders” has the meaning set forth in Section 6(c)(i).

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Series B Stock” means Preferred Series B Stock of the Company, par value of $0.001 per share.

“Put Amount” has the meaning set forth in Section 9(b).

“Put Closing Date” has the meaning set forth in Section 9(a)(ii).

“Put Deferral Amount” has the meaning set forth in Section 9(c).

“Put Deferral Event” has the meaning set forth in Section 9(c).

“Put Event” means the occurrence of any of (a) a Change of Control (as defined in the Note Agreement), (b) an Event of Default (as defined in the Note Agreement) and (c) repayment in full of the borrowings under, or retirement and termination of, the Note Agreement.

“Put Notice” has the meaning set forth in Section 9(a).

“Put Option” means the right of the holders of Warrants and Warrant Shares to have such Warrants and Warrant Shares purchased by the Company pursuant to Section 9(a).

“Put Period” means a period commencing on the earlier of (a) a Put Event and (b) the thirtieth (30th) day prior to the Maturity Date (as defined in the Note Agreement) and ending at the earlier of (i) the Expiration Date and (ii) (A) such time as the Warrant Shares may be freely traded on a national stock exchange without restrictions or limitation and (B) the average daily trading volume on such exchange for a thirty (30) day period is greater than the number of Warrant Shares.

“Put Purchase Price” means, for any Test Date, the greater of (a) Market Price of the Warrant Shares and (b) (i) the quotient obtained by dividing (A) 6.5 multiplied by EBITDA (as defined in the Senior Credit Agreement) for the twelve complete months preceding the measurement thereof by (B) the number of shares of Common Stock issued and outstanding (assuming exercise of the Warrant) multiplied by (ii) the number of Warrant Shares.

“Put Securities” has the meaning set forth in Section 9(a).

“Registrable Securities” means any Warrant Shares issued or issuable upon exercise of this Warrant until (a) a registration statement under the Securities Act covering such Warrant Shares shall have been declared effective and such Warrant Shares shall have been disposed of pursuant to such effective registration statement, (b) such Warrant Shares shall have been sold under circumstances in which all of the conditions of Rule 144 (or any similar provisions then in force) under the Securities Act were met or all such Warrant Shares may be sold pursuant to Rule 144(k) in any three month period without restriction, or (c) such Warrant Shares shall have been otherwise transferred, the Company shall have delivered one or more certificates or other evidence of ownership of such Warrant Shares not bearing the legend required pursuant to Section 2 and such Warrant Shares may be resold without subsequent registration under the Securities Act.

 “Securities Act” means the Securities Act of 1933, or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.  Reference to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any such successor Federal statute.

“Selling Holders” has the meaning set forth in Section 9(a).

“Shares” means the Company’s common stock, Preferred Class A shares, Preferred Class B shares and any other class or series of equity interests into which such currently authorized ownership interests may hereafter have been converted or exchanged.

 “Shareholders” means those Persons holding an ownership interest in the Company.

 “Test Date” means with respect to each Put Notice, the last day of the month immediately prior to such Put Notice.

“Warrant” means, as the context requires, (a) this warrant or (b) any of the other Share purchase warrants originally issued pursuant to or in connection with the Note Agreement and, in either case, any successor warrant or warrants issued upon a whole or partial transfer or assignment of any such Share purchase warrant or of any such successor warrant.

“Warrant Holder” has the meaning set forth in the introductory paragraph to this Warrant.

“Warrant Shares” means 361,196 shares of Common Stock, as may be adjusted pursuant to this Warrant.

(b) Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with United States generally accepted accounting principles.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  References to fiscal periods are to fiscal periods of the Company.

(c) Computation of Time Periods.  With respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  Periods of days shall be counted in calendar days unless otherwise stated.

(d) Construction.  Unless the context requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Warrant refer to this Warrant as a whole and not to any particular provision of this Warrant.  Section, subsection, clause, exhibit and schedule references are to this Warrant, unless otherwise specified.  Any reference to this Warrant includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.  Definitions from the Note Agreement which are referenced herein are incorporated herein in full (together with any necessary constituent definitions) and remain operative notwithstanding any termination of the Note Agreement.

(e) Exhibits and Schedules.  All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

(f) No Presumption Against Any Party.  Neither this Warrant nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise.  On the contrary, this Warrant has been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

Section 2. Exercise of Warrant.

(a) Exercise and Payment.  The Warrant Holder may exercise this Warrant in full or in part, at any time or from time to time on any day on or prior to the Expiration Date, by delivering to the Company a duly executed notice (a “Notice of Exercise”) in the form of Exhibit A and by payment to the Company of the Exercise Amount, at the election of the Warrant Holder, either (i) by wire transfer of immediately available funds to the account of the Company in an amount equal to the Exercise Amount, (ii) by receiving from the Company an amount of Warrant Shares equal to (A) the amount of Warrant Shares as to which this Warrant is being exercised minus (B) the amount of Warrant Shares having a value, based on the Market Price on the trading day immediately prior to the date of such exercise, equal to the Exercise Amount, or (iii) any combination of the foregoing. For all purposes of this Warrant (other than this Section 2(a)), any reference herein to the exercise of this Warrant shall be deemed to include a reference to the exchange of this Warrant into shares of Common Stock in accordance with the terms of clause (ii).  Notwithstanding anything herein to the contrary, the aggregate Exercise Price for the exercise of this Warrant shall in no event exceed $100.00.

(b) Effectiveness and Delivery.  As soon as practicable, but not later than three (3) Business Days after the Company shall have received such Notice of Exercise and payment, the Company shall execute and deliver or cause to be executed and delivered, in accordance with such Notice of Exercise, a certificate or certificates representing the amount of Warrant Shares specified in such Notice of Exercise, issued in the name of the Warrant Holder or in such other name or names of any Person or Persons designated in such Notice of Exercise, or if the Warrant Shares shall be uncertificated, evidence of the Warrant Holder’s (or such other Person’s) ownership of the amount of Warrant Shares specified in such Exercise Notice.  This Warrant shall be deemed to have been exercised and such Warrant Share certificate or certificates shall be deemed to have been issued, and the Warrant Holder or other Person or Persons designated in such Notice of Exercise shall be deemed for all purposes to have become a holder of record of Shares, all as of the date that such Notice of Exercise shall have been received by the Company.

Certificates for Shares purchased hereunder shall be transmitted by the Company’s transfer agent to the Warrant Holder by crediting the account of the Warrant Holder’s broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the resale of the Warrant Shares by the Warrant Holder or (B) the shares are eligible for resale without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by the Warrant Holder in the Notice of Exercise within five trading days from the delivery to the Company of the Notice of Exercise Form, surrender of this Warrant (if required), and payment of the aggregate Exercise Price as set forth above.  This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company.  The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to this Agreement prior to the issuance of such shares, have been paid.

(c) No Surrender of Warrant.  The Warrant Holder shall not be required to surrender this Warrant to the Company when it delivers the Notice of Exercise except in case of an exercise in full; however, this Warrant shall represent the right to purchase Shares in respect of the unexercised portion of the Warrant.  Any Warrant so surrendered upon exercise or partial exercise shall be cancelled.  The other rights and obligations applicable to the Warrant, the Warrant Shares and the Warrant Holders shall continue in effect following any exercise, in full or in part, in accordance with the terms set forth herein.

(d) Legend.  Each certificate for Warrant Shares issued upon exercise of this Warrant, unless at the time of exercise such Warrant Shares are registered under the Securities Act, shall bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Any certificate for Warrant Shares issued at any time in exchange or substitution for any certificate bearing such legend (unless at that time such Warrant Shares are registered under the Securities Act) shall also bear such legend unless, in the written opinion of counsel selected by the holder of such certificate (who may be an employee of such holder), which counsel and opinion shall be reasonably acceptable to the Company, the Warrant Shares represented thereby need no longer be subject to restrictions on resale under the Securities Act.

(e) Expenses and Transfer Taxes.  The Company shall pay all expenses, transfer taxes and owner charges payable in connection with the preparation, issuance and delivery of Warrant Shares and certificates for the Warrant Shares and any new Warrants, except that if the certificates for the Warrant Shares or the new Warrants are to be registered in a name or names other than the name of the Warrant Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Warrant Holder at the time of its delivery of the Notice of Exercise or promptly upon receipt of a written request by the Company for payment.

(f) Automatic Cashless Exercise.  To the extent that there has not been an exercise by the Warrant Holder pursuant to Section 2(a) hereof, any portion of the Warrant that remains unexercised shall be exercised automatically in full (not in part) upon the Expiration Date.  Payment by the Warrant Holder upon such automatic exercise shall be in the form of the Warrant Holder receiving from the Company an amount of Warrant Shares equal to (i) the amount of Warrant Shares as to which this Warrant is being automatically exercised minus (ii) the amount of Warrant Shares having a value, based on the Market Price on the trading day immediately prior to the date of such automatic exercise, equal to the Exercise Amount with respect to such automatic exercise.

(g) Company Action.  The Company will take any action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant.

Section 3. Investment Representation.

By accepting the Warrant, the Warrant Holder represents that it is acquiring the Warrant for its own account for investment purposes and not with the view to any sale or distribution, that the Warrant Holder will not offer, sell or otherwise dispose of the Warrant or the Warrant Shares except under circumstances as will not result in a violation of applicable securities laws, and that the Warrant Holder is an “accredited investor” as that term is defined in Rule 501 under Regulation D of the Securities Act.

Section 4. Representations and Warranties.  The Company represents and warrants to the Warrant Holder that:

(a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of New York and is qualified to do business and in good standing in every jurisdiction in which the failure to do so would, or would reasonably be expected to, have a material adverse effect on the assets, operations, business or financial condition of the Company and its Subsidiaries taken as a whole. The Company possesses all requisite power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Warrant. All of the capital stock or other equity interests of each direct and indirect subsidiary of the company are owned, directly or indirectly, by the Company.

(b) The execution, delivery and performance by the Company of this Warrant, and the issuance of the Warrant Shares, has been duly authorized.

(c) This Warrant is validly issued, and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general equitable principles.

(d) The execution, delivery and performance by the Company of this Warrant does not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of, or (F) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person (other than any governmental authorities) pursuant to, the certificate of formation or operating agreement of the Company or any law, statute, rule or regulation to which the Company is subject or any agreement, instrument, order, judgment or decree to which the Company is subject.

(e) Upon exercise of this Warrant, all Warrant Shares will be duly authorized and validly issued, and free and clear of all security interests, claims, liens, equities and other encumbrances of any kind whatsoever, and will not be subject to any preemptive rights.

(f)  On the Closing Date, (i) the authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, 51 shares of Preferred Series A, 71,210 shares of Preferred Series B and 4,927,739 shares of Blank Check Preferred Stock, and (ii) the capital stock of the Company is issued as set forth on Schedule A attached hereto. As of the Closing Date, other than as set forth on Schedule A and this Warrant, there are no commitments or obligations of the Company or any of its direct or indirect subsidiaries to issue, sell or distribute any equity interests.   The Preferred Series A stock of the Company is not entitled to dividends or any economics of the Company and is not convertible into any other class or shares of capital stock.  The Warrant Shares represent 1.82% (the “Warrant Percentage”) of the issued and outstanding Common Stock as of the date hereof on a fully diluted basis (assuming exercise and conversion of all options, restricted stock and other instruments exercisable and/or convertible into Common Stock other than the Preferred Series A stock and Preferred Series B stock).

      (g) The Company has provided a true and correct copy of its Certificate of Incorporation,
Bylaws, and all Board resolutions relating to the Company’s preferred stock.

     (h)  The Company shall not (and shall cause its Subsidiaries not to) enter into any contracts, agreement or transactions with Jeffrey Cosman, any immediate family member or Affiliate of Jeffrey Cosman, or any entity in which Jeffrey Cosman or his immediate family hold more than a ten percent (10%) interest, other than commercial transactions involving payment of cash for goods or services entered into on arms length commercial terms and on terms no worse for the Company as generally available, and otherwise as permitted in writing by the Warrant Holder.

     (i)  Notwithstanding anything else in this Agreement or otherwise, so long as this Warrant remains outstanding, the Company shall not permit any of its Subsidiaries to issue, sell, distribute or otherwise grant in any manner (including by assumption) any rights to subscribe for or to purchase, or any warrants or options for the purchase of any equity securities of the Subsidiary or any securities convertible into or exchangeable for such equity securities (or any rights to subscribe for or to purchase, or any warrants or options for the purchase of any such convertible or exchangeable securities), whether or not immediately exercisable or exercisable prior to the Expiration Date or thereafter.

Section 5. Adjustments to the Number of Warrant Shares for Diluting Issuances.

(a) In order to prevent dilution of the rights granted under this Warrant, the number of Warrant Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided herein. Notwithstanding anything herein to the contrary, in no event will the number of Warrant Shares issuable upon exercise of this Warrant be adjusted with respect to any Excluded Issuance.

(b) If the Company shall at any time after the Closing Date effect a subdivision (by any stock split, recapitalization or otherwise) of the outstanding Shares into a greater number of shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such subdivision shall be proportionately increased and the Exercise Price shall be proportionately decreased.  Conversely, if the Company shall at any time or from time to time after the Closing Date combine (by combination, reverse stock split or otherwise) the outstanding Shares into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased.  Any adjustment under this Section 5(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) If the Company at any time after the Closing Date makes, or fixes a record date for the determination of holders of Shares entitled to receive, a dividend or other distribution payable in Additional Shares or in Options or Convertible Securities, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such dividend or distribution shall be proportionately increased.  Any adjustment under this Section 5(c) shall become effective at the close of business on the date the dividend or distribution becomes effective.

(d) If the Company at any time after the Closing Date makes, or fixes a record date for the determination of holders of Shares entitled to receive, a dividend or other distribution payable in securities of the Company other than in Shares, Options or Convertible Securities, in each such event provision shall be made so that the Warrant Holder shall receive upon conversion thereof, in addition to the number of shares of Shares receivable thereupon, the amount of other securities of the Company which it would have received had this Warrant been converted into Shares on the date of such event and had it thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the Warrant Holder or with respect to such other securities by their terms.

(e) If at any time after the Closing Date (i) the Warrant Shares issuable upon the exercise of this Warrant, or any of them, are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or other transaction provided for elsewhere in Section 5), (ii) there is a capital reorganization of the Company, (iii) there is a consolidation or merger of the Company with or into another person, (iv) there is an Asset Transfer, or (v) other similar transaction (other than any such transaction provided for elsewhere in Section 5 or a transaction giving rise to an Excluded Issuance), in each such case which entitles the holders of Shares  to receive stock, securities or property with respect to or in exchange for Shares, this Warrant shall, immediately after such reorganization, recapitalization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and amount of stock or other securities or property of the Company or of the successor person resulting from such transaction receivable upon such transaction if the Warrant Holder had exercised this Warrant in full immediately prior to the time of such transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  The provisions of this Section 5(e) shall apply to successive reorganizations, recapitalizations, reclassifications and similar transactions as set forth herein.  The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Warrant Holder, the obligation to deliver to the Warrant Holder such shares of stock, securities or property which, in accordance with the foregoing provisions, such Warrant Holder shall be entitled to receive upon exercise of this Warrant.  Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 5(e), the Warrant Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2 instead of giving effect to the provisions contained in this Section 5(e) with respect to this Warrant.

(f) If any event of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Warrant Holder in a manner consistent with the provisions of this Section 5; provided, that no such adjustment pursuant to this Section 5(f) shall decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 5.

(g) (i) If at any time the Company issues or sells, or is deemed by the express provisions of this Section 5(g) to have issued or sold, other than Excluded Issuances, Additional Shares for no consideration or for an Effective Price (as hereinafter defined) less than the Fair Market Value of such Additional Shares as of the Closing Date (as such amount is proportionately adjusted for stock splits, reverse stock splits, stock combinations, stock dividends and other distributions and recapitalizations affecting the Shares after the Closing Date, the “Original Price”), then immediately upon such issuance or sale (or deemed issuance or sale), the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such issuance or sale (or deemed issuance or sale) shall be increased to a number of Warrant Shares equal to the product obtained by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such issuance or sale (or deemed issuance or sale) by a fraction (which shall in no event be less than one):

(A)                 the numerator of which shall be the number of Shares deemed outstanding immediately after such issuance or sale (or deemed issuance or sale); and

(B)      the denominator of which shall be the sum of (x) the number of Shares deemed outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (y) the aggregate number of Shares which the aggregate amount of consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale) would purchase at the Original Price.

(ii) For the purpose of making any adjustment required under this Section 5(g), the consideration received by the Company for any issuance or sale (or deemed issuance or sale) of securities shall be (A) to the extent it consists of cash, computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issuance or sale (or deemed issuance or sale) but without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, computed at the fair value of that property as determined in good faith by the Board, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) if Additional Shares, Convertible Securities convertible into Additional Shares or Options to purchase Additional Shares are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares, Convertible Securities or Options, or (D) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board, of such portion of the net assets and business of the non-surviving entity as is attributable to such Shares, Options or Convertible Securities, as the case may be, issued to such owners. The “Effective Price” of such Additional Shares shall mean the value per share of the consideration received by the Company, determined in accordance with this Section 5(g)(ii).

(iii) For the purpose of the adjustment required under this Section 5(g), if the Company issues or sells any Options or Convertible Securities, whether or not such Options or Convertible Securities or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and if the Effective Price of Additional Shares is less than the Original Price in effect immediately prior to the time of the granting or sale of such Options or Convertible Securities, the Company shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities the maximum number of Additional Shares issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Options or Convertible Securities, plus, in the case of such Options, the minimum amount of consideration, if any, payable to the Corporation upon the exercise of such Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, however, that if, in the case of Convertible Securities, the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of Options or Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities.  No further adjustment of the Effective Price, as adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares upon the exercise of any such Options or the conversion of any such Convertible Securities.  If any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Effective Price as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Effective Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(iv) Subject to the provisions of this Section 5(g), if the Company shall, at any time or from time to time after the Closing Date, make or declare, or fix a record date for the determination of holders of Shares entitled to receive, a dividend or any other distribution payable in securities of the Company (other than a dividend or distribution of Shares, Options or Convertible Securities in respect of outstanding Shares), cash or other property, then, and in each such event, provision shall be made so that the Warrant Holder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of the Company, cash or other property which the Warrant Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had the Warrant Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the Warrant Holder; provided, that no such provision shall be made if the Warrant Holder receives, simultaneously with the distribution to the holders of Shares, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Warrant Holder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

(h) As promptly as reasonably practicable following any adjustment of the number of Warrant Shares pursuant to the provisions of this Section 5, but in any event not later than five Business Days thereafter, the Company shall furnish to the Warrant Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(i) In the event:

          (i)                      that the Company shall take a record of the holders of its Shares (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

         (ii)        of any capital reorganization of the Company, any reclassification of the Shares, any consolidation or merger of the Company with or into another person, or Asset Transfer; or

         (iii)         of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Warrant Holder at least ten calendar days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Shares (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Shares (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

(j) Notwithstanding anything to the contrary set forth herein, in the event that any shares of Preferred Series B Stock are converted into shares of Common Stock, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such conversion shall be increased (such increase, the “Conversion Increase”) by the product of (x) the number of shares of Common Stock issued pursuant to each such conversion of Preferred Series B Stock plus the number of Warrant Shares included in the Conversion Increase and (y) 0.065, and no other adjustments to the Warrant Shares shall be made with respect to such conversion(s).

(k) In the event the Company issues any securities or equity interests senior to the Common Stock, the Company shall issue to the Warrant Holder a warrant exercisable into the Warrant Percentage of such securities or equity interests (on a fully diluted basis assuming exercise of such warrant) on substantially the same terms as set forth herein with a nominal exercise price.

Section 6. Registration of Warrant Shares.

(a) Form S-3.  When and for so long as the Company is qualified to register securities on Form S-3 (or any successor form), the holder or holders of at least 50% of all Warrants and Warrant Shares (such percentage determined by aggregating the amount of Warrant Shares into which Warrants are then exercisable and the amount of Warrant Shares then outstanding) (such holder or holders, the “Initiating Holders”) shall have the right at any time and from time to time to request registration on Form S-3 (or any successor form) for the Warrant Shares held by such Initiating Holders, including registrations for the sale of such Warrant Shares on a delayed or continuous basis pursuant to Rule 415 under the Securities Act; provided, however, that the Warrant Holders may collectively make no more than two such requests in any twelve-month period.  Such requests shall be in writing and shall state the amount of Warrant Shares to be disposed of and the intended method of disposition of such Shares by such Initiating Holders.

(b) Piggyback Registration.

(i) If the Company at any time or from time to time proposes to file a registration statement under the Securities Act with respect to an offering of Shares for cash (x) for the Company’s own account (other than registration statement on Form S-4 or S-8 (or any successor or similar form that may be adopted by the Commission)) or (y) for the account of any holders of Shares, Options, or Convertible Securities, then the Company at each such time shall give prompt written notice of such proposed filing to each Warrant Holders and to each holder of Registrable Securities (but in no event less than 10 Business Days before the anticipated filing date), and such notice shall offer each Warrant Holders  and each holder of Registrable Securities the opportunity to register such number of Registrable Securities as the such holder may request, by notice to the Company within 5 Business Days, on the same terms and conditions as the other Shares to be included in such offering.

(ii) If the registration of which the Company gives notice pursuant to this Section 6(b) is for an underwritten public offering, (x) the notice provided by the Company shall so state, (y) the right of any holder of Registrable Securities to cause the Company to register such holders’ Registrable Securities pursuant to this Section 6(b) shall be conditioned upon the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein and (z) all holders of Registrable Securities proposing to include their Registrable Securities in the registration shall enter into an underwriting agreement in customary form for such an underwritten offering with the representative(s) of the underwriters selected by the Company.  The Company shall have no obligation to consult with or obtain the consent of any Warrant Holders or any holder of Registrable Securities in selecting any underwriters or investment bankers for an offering registered pursuant to this Section 6(b).

(iii) Notwithstanding any other provision of this Section 6(b), if an offering for which the Company gives notice pursuant to Section 6(b)(i) is to be underwritten and the representative(s) of the underwriters for the offering advises the Company that marketing factors require a limitation on the amount of securities to be underwritten, (x) the Company shall so advise all holders of Registrable Securities requesting registration pursuant to this Section 6(b) and (y) the amount of Registrable Securities requested to be offered may be excluded or reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such representative(s) of the underwriters; provided that the amount of securities entitled to be included in the registration and underwriting shall be allocated first to the securities being sold for the Company’s own account (based on the number of such securities specified in the notice given by the Company pursuant to Section 6(b)(i)) and then to the Registrable Securities (allocated among all participating holders in proportion to the Registrable Securities to be registered by such holders in such offering).

(iv) The Company may withdraw its notice of proposed registration given pursuant to Section 6(b)(i) at any time by giving written notice to each Warrant Holders and each holder of Registrable Securities, whereupon the Company shall not be required to cause such proposed registration to be effected.

(c) Registration Procedures.  Upon receipt of a request for registration of Registrable Securities pursuant to Section 6(a) or 6(b), the Company will thereupon use commercially reasonable best efforts to effect the registration of the Registrable Securities that are the subject of such request as expeditiously as possible, subject to the provisions of Section 6(a) or 6(b) and in connection therewith:

(i) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof; the Company will include in such registration statement all information that any holder of such Registrable Securities (collectively, the “Participating Holders”) shall reasonably request for the purpose of conforming such registration statement to the requirements of applicable law or of correcting any material misstatement or omission therein; and the Company will use its commercially reasonable best efforts to cause such filed registration statement to become and remain effective until the securities covered by such registration statement are sold but not for more than 120 days;

(ii) Prior to filing such registration statement or any amendment or supplement thereto, the Company will furnish to the Participating Holders, their counsel and to each managing underwriter, if any, copies thereof, and thereafter furnish to the Participating Holders, their counsel and to each managing underwriter, if any, such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) in the prospectus included in such registration statement (including each preliminary prospectus) as the Participating Holders, their counsel or any managing underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

(iii) After the filing of the registration statement, the Company will promptly notify each Participating Holder of any stop order issued or, to the Company’s knowledge, threatened to be issued by the Commission and take all reasonable actions as soon as practicable to prevent the entry of such stop order or to remove it if entered.

(iv) The Company will use commercially reasonable best efforts to register or qualify the Registrable Securities to be offered by the Participating Holders for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as any Participating Holder shall reasonably request; provided that the Company will not be required to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (iv), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.

(v) At any time when a prospectus relating to a sale of Registrable Securities is required by law to be delivered in connection with sales by an underwriter or dealer, the Company will promptly notify each Participating Holder of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will promptly make available to each Participating Holder and to the underwriters any such supplement or amendment.  Upon receipt of any notice from the Company of the occurrence of any event of the kind described in the preceding sentence, the Warrant Holder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by the Warrant Holder and the underwriters of the copies of such supplemented or amended prospectus and, if so directed by the Company, the Warrant Holder will deliver to the Company all copies, other than permanent file copies then in the Warrant Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  In the event the Company shall give such notice, the 120-day period during which such registration statement is required to be maintained effective as provided in Section 6(c)(i) shall be extended by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Warrant Holder such supplemented or amended prospectus.

(vi) The Company will enter into customary agreements (including an underwriting agreement in customary form if the offering is to be underwritten) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

(vii) The Company will furnish to each Participating Holder and to each underwriter a signed counterpart, addressed to the Participating Holder or underwriter, of (x) an opinion or opinions of counsel to the Company and (y) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and reasonably satisfactory in form and substance to each Participating Holder and underwriter, and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as any Participating Holder or the managing underwriter or underwriters reasonably request.

(viii) The Company will use its commercially reasonable best efforts to comply with all applicable rules and regulations of the Commission, and will make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 10(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(ix) The Company will use its commercially reasonable best efforts to cause all Registrable Securities registered pursuant to this Section 6 to be listed on each securities exchange on which securities issued by the Company of the same class as such Registrable Securities are then listed.

(x) The Company may require any Participating Holder to furnish in writing to the Company such information regarding the Participating Holder, as the case may be, the plan of distribution of the Registrable Securities and other information as may be legally required, as the Company may from time to time reasonably request in writing.

(xi) As a condition to the inclusion of Registrable Securities owned by any Participating Holder in a registration pursuant to Section 6(a), each such Participating Holder shall, if reasonably requested by the Company or by the representative(s) of the underwriters (if any) for such registered offering, agree to deliver to the Company and such representative(s) a legal opinion of such holder’s counsel, covering such matters customarily requested of selling holders of Shares in connection with a public offering of Shares as the Company or such representative(s) may reasonably request and in a form reasonably satisfactory to the Company or such representative(s), upon the closing of such offering.

(d) Registration Expenses.  The entire costs and expenses of any registration and qualification pursuant to this Section 6 shall be borne by the Company.  Such costs and expenses shall include (i) all costs and expenses incident to the preparation, printing and filing of the registration statement and all amendments and supplements thereto, including all reasonable word processing, duplicating and printing expenses, (ii) all registration and filing fees payable to the Commission or The National Association of Securities Dealers, Inc., (iii) all fees and expenses (including reasonable fees and expenses of counsel) of compliance with securities or blue sky laws, (iv) the fees and expenses of counsel for the Company, of its independent accountants and of any other experts retained by the Company, (v) the reasonable fees and expenses of one firm of counsel to represent the Participating Holders in connection with such registration and qualification, (vi) the cost of furnishing a reasonable number of copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of the Registrable Securities, (vii) all necessary and appropriate messenger and delivery expenses and (viii) all fees and expenses incurred in connection with any listing of the Registrable Securities on any securities exchange; provided that (x) each Participating Holder shall pay any underwriting fees, discounts or commissions attributable to the sale of its Registrable Securities and (y) the Participating Holders shall pay all costs and expenses of any registration and qualification that is withdrawn at the request of the Participating Holders.

(e) Indemnification by the Company.  In the event of any registration pursuant to Section 6(a) or (b) hereof, the Company agrees to indemnify and hold harmless each Participating Holder, its officers, directors and managers, and each Person, if any, who controls any Participating Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement of omission or alleged untrue statement or omission based upon information relating to the Participating Holder or the plan of distribution furnished in writing to the Company by the Participating Holder expressly for use therein.  The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers, directors and managers and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Participating Holder provided in this Section 6(e).

(f) Indemnification by the Participating Holder.  Each Participating Holder agrees to indemnify and hold harmless the Company, its officers and members of its Board of Directors, and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Participating Holder, but only with reference to untrue information relating to such Participating Holder or the plan of distribution furnished in writing by the Participating Holder expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.  Each Participating Holder also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their officers, directors and managers and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 6(f).

(g) Conduct of Indemnification Proceedings.  In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 6(e) or 6(f), such Person (the “Indemnified Party”) shall promptly notify the Person against whom such Indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than two separate firms of attorneys (in addition to any legal counsel to such Indemnifying Party) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties.  The Indemnifying Parties shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld), but if settled with such consent, or if there by a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

(h) Lock Up.  In connection with the initial public offering of Shares of the Company registered pursuant to the Securities Act, if the managing underwriter for such registration shall so request, the holders of Registrable Securities shall not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those Shares included in such registration) without the prior written consent of the Company for a period designated by the Company in writing to the holders of Registrable Securities, which period shall begin not more than 10 days prior to the effectiveness of the registration statement pursuant to which such public offering shall be made and shall not last more than 180 days after the effective date of such registration statement; provided that no holder of Registrable Securities shall be subject to such restriction unless all of the officers, directors, managers and Affiliates of the Company are subject to, and remain subject to, the same restrictions.

Section 7. Transfer of Warrant.

(a) The Warrant Holder upon transfer of the Warrant must deliver to the Company a duly executed Warrant Assignment in the form of Exhibit B and upon surrender of this Warrant to the Company, the Company shall execute and deliver a new Warrant with appropriate changes to reflect such Assignment, in the name or names of the assignee or assignees specified in the Warrant Assignment or other instrument of assignment and, if the Warrant Holder’s entire interest is not being transferred or assigned, in the name of the Warrant Holder, and upon the Company’s execution and delivery of such new Warrant, this Warrant shall promptly be cancelled.  The Company shall pay any transfer tax imposed in connection with such assignment (if any).  Any transfer or exchange of this Warrant shall be without charge to the Warrant Holder and any new Warrant issued shall be dated the date hereof.

Section 8. Assistance in Disposition of Warrant or Warrant Shares.

Notwithstanding any other provision herein, in the event that it becomes unlawful for the Warrant Holder to continue to hold the Warrant, in whole or in part, or some or all of the Shares held by it, or restrictions are imposed on any the Warrant Holder by any statute, regulation or governmental authority which, in the judgment of the Warrant Holder, make it unduly burdensome to continue to hold the Warrant or such Shares, the Warrant Holder may sell or otherwise dispose of the Warrant (subject to the restrictions on transfer provided in Section 7) or its Shares, and the Company agrees to provide reasonable assistance to the Warrant Holder in disposing of the Warrant and such Shares in a prompt and orderly manner and, at the request of the Warrant Holder, to provide (and authorize the Warrant Holder to provide) financial and other information concerning the Company to any prospective purchaser of the Warrant or Shares owned by the Warrant Holder.

Section 9. Put/Call Option.

(a) At any time and from time to time during the Put Period upon delivery to the Company by the holder or holders of at least 75% of all Warrant Shares issued or issuable upon exercise of the Warrants (such percentage determined by aggregating the amount of Warrant Shares for which all outstanding Warrants are then exercisable and the amount of Warrant Shares issued upon exercise of the Warrants then outstanding) (the “Selling Holders”) of a written request (a “Put Notice”) that the Company purchase all or a portion of the outstanding Warrants and Warrant Shares held by such Selling Holders (such portion as specified in the Put Notice, the “Put Securities”), the Company will:

(i) promptly, but in any event within 10 days, give written notice of such Put Notice to all other holders of Warrants and to all other holders of Warrant Shares issued or issuable upon exercise of the Warrants which notice shall state whether or not any Put Deferral Event will be applicable, which holders shall be entitled to join such Put Notice by delivering to the Company within 10 days a notice so specifying, in which case the term “Selling Holders” shall include such other holders and the “Put Securities” shall include the amount of Warrants and Warrant Shares held by such holders which are to be covered by the Put Notice;

(ii) not less than 30 days after its receipt of the initial Put Notice, notify the Selling Holders of the date (the “Put Closing Date,” which shall not be less than 45 nor more than 180 days after the date of the initial Put Notice) on which the Company will purchase the Put Securities of the Selling Holders; and

(iii) on the Put Closing Date purchase all Put Securities of each Selling Holder for the applicable Put Amount.

(b) The aggregate purchase price payable by the Company to each Selling Holder upon any exercise of the Put Option shall be (A) the Put Purchase Price less (B) the Exercise Price (such net amount being the “Put Amount” payable to such Selling Holder and the aggregate of all Put Amounts payable to all Selling Holders under such Put Notice, before deducting the amount of any reduction of individual Put Amounts pursuant to clause (z) of the first proviso of Section 9(c), being the “Aggregate Put Amount”).

(c) On the Put Closing Date, the Company shall pay the applicable Put Amount to each Selling Holder, in cash by (at the option of such Selling Holder) (A) wire transfer to an account in a bank located in the United States designated by such Selling Holder for such purpose or (B) a certified or official bank check drawn on a member of the New York Clearing House payable to the order of such Selling Holder; provided that to the extent the cash payment of the Aggregate Put Amount would result in a violation, as determined by a written opinion of counsel for the Company reasonably satisfactory to Requisite Holders, of any statute, law, rule, regulation, injunction, decree or judgment of any governmental authority applicable to the Company (a “Put Deferral Event”), the cash payment to each Selling Holder shall be proportionately reduced (based on their respective Put Amount) and, at the option of such Selling Holder (y) the amount of such reduction (i.e., the amount not paid in cash, herein called the “Put Deferral Amount”) shall be paid by the Company to such Selling Holder as set forth below or (z) the amount of Warrants and Warrant Shares of such Selling Holder included in the Put Notice shall be reduced so that, after giving effect to such reduction, the applicable Put Amount for such Selling Holder shall equal the amount of the cash payable to such Selling Holder under this proviso; provided further that before any Selling Holder shall be obliged to accept any such reduction in cash payment, the Company shall demonstrate to the reasonable satisfaction of the Selling Holders that the Company used reasonable best efforts to remove or cure the cause of such Put Deferral Event.  The Company shall pay the Put Deferral Amount in full as promptly as practicable after the cessation of the Put Deferral Event.  The Put Deferral Amount shall accrue interest at a rate of twelve percent (12%) per annum until payment in full.

(d) On the Put Closing Date (assuming the Put Amount has been paid in full), each Selling Holder shall surrender its applicable Put Securities to the Company without any representation or warranty (other than that such holder has (A) good and valid title thereto free and clear of liens, claims, encumbrances and restrictions of any kind created by such holder and (B) the power and authority to surrender such Warrants and Warrant Shares), against payment therefor as above provided.

(e) Notwithstanding anything herein to contrary, each Selling Holder may revoke its Put Notice at any time prior to its receipt of the applicable Put Amount.

(f) At the option of the Warrant Holder, in lieu of selling the Warrant or Warrant Shares to the Company under the Put Option pursuant to this Section 9, the Warrant Holder may elect to have its equity owners sell to the Company the equity interests of such Warrant Holder (the “Alternative Put Option”).  If the Warrant Holder elects the Alternative Put Option, then all of the provisions of this Section 9 shall continue to apply, provided, that in lieu of transferring to the Company the Put Securities, the equity owners of the Warrant Holder shall transfer to the Company the same percentage of equity interests of the Warrant Holder as the Put Securities represent of the Warrant Shares.

(g) Anytime during the Put Period or at any time the Put Deferral Amount remains outstanding, the Warrant Holder shall be entitled to request that the Company provide written disclosure to the Warrant Holder (in reasonable detail reasonably acceptable to the Warrant Holder and subject to appropriate confidentiality agreements) of any transactions, planned transactions or potential transactions known to, or under consideration by, the Company and which could reasonably be expected to be information of the type and character that a purchaser or seller of the Company’s Shares would desire before undertaking or consummating such a purchase or sale, including a detailed description of any transaction(s) constituting a Put Event.  If so requested, such information shall be provided within five (5) business days of the request.

Call Option

(h)  The Warrant Holder hereby grants to the Company an option (the “Call Option”) to purchase the Warrants held by such Warrant Holder (the “Call Securities”), on the terms set forth herein.  The Call Option may be exercised by the Company only during the Put Period.  At any time and from time to time during the Put Period, the Company may deliver to such Warrant Holder a written notice (a “Call Notice”) that it has elected to exercise the Call Option, which Call Notice shall notify the Warrant Holder of the date (the “Call Closing Date” which shall not be less than forty-five (45) nor more than ninety (90) days after the date of the initial Call Notice) on which the Company will purchase all of the Call Securities of the Warrant Holder.  Subject to the terms hereof, on the Call Closing Date the Company shall purchase, and the Warrant Holder shall sell to the Company, the Call Securities for the applicable Put Amount.

(i) The aggregate purchase price payable by the Company to each Selling Holder upon any exercise of the Call Option shall be (A) the product of (1) the aggregate number of Call Securities then being purchased from such Selling Holder and (2) the Put Purchase Price less (B) an amount equal to the product of (1) the number of Warrants of such Selling Holder being purchased and (2) the Exercise Price that would have been payable had such Warrant been exercised on the date of the Call Notice (such net amount being the “Call Amount” payable to such Selling Holder and the aggregate of all Call Amounts payable to all Selling Holders under such Call Notice being the “Aggregate Call Amount”).

(j) On the Call Closing Date, the Company shall pay the applicable Call Amount to each Selling Holder, in cash by (at the option of such Selling Holder) (A) wire transfer to an account in a bank located in the United States designated by such Selling Holder for such purpose or (B) a certified or official bank check drawn on a member of the New York Clearing House payable to the order of such Selling Holder.  On the Call Closing Date (assuming the Call Amount has been paid in full), each Selling Holder shall surrender its applicable Call Securities to the Company without any representation or warranty (other than that such holder has (A) good and valid title thereto free and clear of liens, claims, encumbrances and restrictions of any kind created by such holder and (B) the power and authority to surrender such Warrants and Warrant Shares), against payment therefor as above provided.

(k) Notwithstanding anything herein to contrary, the Company may revoke its Call Notice at any time prior to its payment of the Aggregate Call Amount.

Section 10. Covenants.  The Company agrees that:

(a) Sufficiency of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Shares, for the purpose of effecting the exercise of this Warrant, the full number of  Warrant Shares then issuable upon the exercise of this Warrant.

(b) Securities Filings; Rules 144 & 144A.  The Company will (i) use commercially reasonable efforts to cooperate with the Warrant Holder and each holder of Warrant Shares in supplying such information concerning the Company as may be necessary for the Warrant Holder or holder of Warrant Shares to complete and file any information reporting forms currently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Warrants or Warrant Shares and (ii) provide reasonable cooperation as the Warrant Holder may reasonably request to the extent required from time to time to enable the Warrant Holder to sell Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or 144A under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission; provided that this subsection (b) shall not require the Company to make any filing under the Securities Act or Exchange Act which the Company is not otherwise obligated to make.

(c) Participation Fee.  Prior to or contemporaneous with any payments in respect of the Series A Preferred or Series B Preferred stock of the Company (including, without limitation, dividends, distributions, redemptions and otherwise), the Company shall pay to the Warrant Holder a fee (the “Participation Fee”) equal to the Warrant Percentage of (a) such payment(s) to the Series A Preferred and/or Series B Preferred stock plus (b) the Participation Fee (i.e., the Participation Fee will equal the Warrant Percentage of the aggregate payment(s) to the Series A Preferred and/or Series B Preferred stock and the Participation Fee).

(d) Employee and Professionals Equity.  The Company shall not issue or grant to any employees, officers, directors, consultants, attorneys and/or other professionals or advisors any Common Stock or other equity interests or any options or other instruments exercisable, exchangeable or convertible into Common Stock other than (a) issuances or grants not exceeding in the aggregate 12.5% of the fully diluted Common Stock outstanding (assuming exercise, conversion or exchange of all instruments exercisable, convertible or exchangeable into Common Stock) and (b) shares of Common Stock sold for cash at or above Market Price.

Section 11. Lost, Mutilated or Missing Warrants.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant, and, in the case of loss, theft or destruction, upon receipt of indemnification satisfactory to the Company or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver a new Warrant of like tenor and representing the right to purchase the same aggregate amount of Warrant Shares.

Section 12. Waivers; Amendments.

Any provision of this Warrant may be amended or waived with (but only with) the written consent of the Company and the Warrant Holder. Any amendment or waiver effected in compliance with this Section shall be binding upon the Company and the Warrant Holder.  No failure or delay of the Company or the Warrant Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power.  No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances.  The rights and remedies of the Company and the Warrant Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.

Section 13. Miscellaneous.

(a) Shareholder Rights.  The Warrant shall not entitle any Warrant Holder, prior to the exercise of the Warrant, to any voting rights as a Shareholder of the Company.

(b) Expenses.  The Company shall pay all reasonable expenses of the Warrant Holder, including reasonable fees and disbursements of counsel, in connection with the preparation of the Warrant, any waiver or consent hereunder or any amendment or modification hereof (regardless of whether the same becomes effective), or the enforcement of the provisions hereof .

(c) Successors and Assigns.  All the provisions of this Warrant by or for the benefit of the Company or the Holder of this Warrant or Warrant Shares shall bind and inure to the benefit of their respective successors and assigns.

(d) Severability.  In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(e) Notices.  Any notice or other communication hereunder shall be in writing and shall be sufficient if sent by first-class mail or courier, postage prepaid, and addressed as follows:  (a) if to the Company, addressed to the Company at its address for notices as set forth below its signature hereon or any other address as the Company may hereafter notify to the Warrant Holder and (b) if to the Warrant Holder, addressed to such address as the Warrant Holder may hereafter from time to time notify to the Company for the purposes of notice hereunder.

(f) Equitable Remedies.  Without limiting the rights of the Company and the Warrant Holder to pursue all other legal and equitable rights available to such party for the other parties’ failure to perform its obligations hereunder, the Company and the Warrant Holder each hereto acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder would be inadequate and that each shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

(g) Continued Effect.  Notwithstanding anything herein to the contrary, the rights and benefits conferred on the holders of Warrant Shares pursuant to the provisions hereof (including Section 6, Section 10, and any covenants made by the Company) shall continue to inure to the benefit of, and shall be enforceable by, such holders, notwithstanding the surrender of the Warrant to, and its cancellation by, the Company upon the full or partial exercise or repurchase hereof.  The Holders shall be entitled to retain a copy of this Warrant as evidence of the continued effect of the provisions hereof.

(h) Tax Treatment. The Company and the Warrant Holder agree, solely for U.S. federal income tax purposes, (A) that the Warrant Holder shall be treated as directly owning the Warrant Shares from and after the Closing Date and (B) to treat an exercise of the Warrant pursuant to Section 2(a)(ii) or 2(f) of this Agreement (including an exercise pursuant to Section 2(a)(iii) of this Agreement to the extent treated as pursuant to Section 2(a)(ii)) as a “recapitalization” described in Section 368(a)(1)(E) of the Code.

(i) Governing Law.  THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, TO THE EXCLUSION OF ANY OTHER JURISDICTION’S LAWS, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.

(j) Section Headings.  The section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of the Warrant.

[End of Text]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized signatory as of the day and year first above written.

Meridian Waste Solutions, Inc., a New York corporation

By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Chief Executive Officer

Address for Notices:
Telephone:
Facsimile:

Exhibit A to Warrant

Form of Notice of Exercise

 ____________________,20___

To:  [The Company]

Reference is made to the Warrant dated __________.  Terms defined therein are used herein as therein defined.

The undersigned, pursuant to the provisions set forth in the Warrant, hereby irrevocably elects and agrees to purchase _______ shares of Common Stock, and makes payment herewith in full therefor at the Exercise Price of $_______________ in the following form:  ___________________________________________________________.

[If the amount of Shares as to which the Warrant is being exercised is less than all of the Shares purchasable thereunder, the undersigned hereby requests that a new Warrant representing the remaining balance of the Shares be registered in the name of ______________, whose address is:  _______________________________.]

The undersigned hereby represents that it is exercising the Warrant for its own account or the account of an Affiliate for investment purposes and not with the view to any sale or distribution and that the Warrant Holder will not offer, sell or otherwise dispose of the Warrant or any underlying Warrant Shares in violation of applicable securities laws.

 [NAME OF WARRANT HOLDER]

By  _________________________

Name:

Title:

[ADDRESS OF WARRANT HOLDER]

Exhibit B to Warrant
Form of Warrant Assignment

Reference is made to the Warrant dated ____________, issued by Company.  Terms defined therein are used herein as therein defined.

FOR VALUE RECEIVED ____________________ (the “Assignor”) hereby sells, assigns and transfers all of the rights of the Assignor as set forth in such Warrant, with respect to the amount of Warrant Shares covered thereby as set forth below, to the Assignee(s) as set forth below:

Amount of Warrant Shares

Name(s) of Assignee(s)	Address(es)	Amount of Warrant Shares

All notices to be given by the Company to the Assignor as Warrant Holder shall be sent to the Assignee(s) at the above listed address(es), and, if the amount of Shares being hereby assigned is less than all of the Shares covered by the Warrant held by the Assignor, then also to the Assignor.

In accordance with Section 7 of the Warrant, the Assignor requests that the Company execute and deliver a new Warrant or Warrants in the name or names of the assignee or assignees, as is appropriate, or, if the amount of Shares being hereby assigned is less than all of the Shares covered by the Warrant held by the Assignor, new Warrants in the name or names of the assignee or the assignees, as is appropriate, and in the name of the Assignor.

The undersigned represents that the Assignee has represented to the Assignor that the Assignee is acquiring the Warrant for its own account or the account of an Affiliate for investment purposes and not with the view to any sale or distribution, and that the Assignee will not offer, sell or otherwise dispose of the Warrant or the Warrant Shares except under circumstances as will not result in a violation of applicable securities laws.

Dated:  _________________, 20___

[NAME OF ASSIGNOR]

By:  _________________________

Name:

Title:

[ADDRESS OF ASSIGNOR]